As filed with the Securities and Exchange Commission on November 21, 2002
                                                   Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------
                   LADENBURG THALMANN FINANCIAL SERVICES INC.
             (Exact Name of Registrant as Specified in Its Charter)

                  Florida                                     65-0701248
      (State or Other Jurisdiction of                      (I.R.S. Employer
      Incorporation or Organization)                    Identification Number)

                         590 MADISON AVENUE, 34th FLOOR
                            NEW YORK, NEW YORK 10022
                    (Address of Principal Executive Offices)


                   LADENBURG THALMANN FINANCIAL SERVICES INC.
                     QUALIFIED EMPLOYEE STOCK PURCHASE PLAN
                            (Full Title of the Plan)


             VICTOR M. RIVAS, President and Chief Executive Officer
                   Ladenburg Thalmann Financial Services Inc.
                         590 Madison Avenue, 34th Floor
                            New York, New York 10022
                                 (212) 409-2000
 (Name, Address and Telephone Number, Including Area Code, of Agent For Service)

                                 with a copy to:

                             DAVID ALAN MILLER, ESQ.
                                 Graubard Miller
                                600 Third Avenue
                          New York, New York 10016-2097
                            Telephone: (212) 818-8800


                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================

                                                                   Proposed maximum       Proposed maximum
Title of Securities                            Amount to be         offering price            aggregate             Amount of
to be registered                                registered            per share            offering price        registration fee
============================================ ================== ======================= ====================== ====================

Common Stock issuable under the Ladenburg
Thalmann Financial Services Inc. Qualified       5,000,000(1)          $0.16(2)                $800,000.00           $73.60
Employee Stock Purchase Plan
-----------------------------------------------------------------------------------------------------------------------------------

         TOTAL..........................                                                                             $73.60
===================================================================================================================================

(1) Pursuant to Rule 416, there are also being registered additional shares of common stock as may become issuable pursuant to the anti-dilution provisions of the Ladenburg Thalmann Financial Services Inc. Qualified Employee Stock Purchase Plan.

(2) Based on the last sale price of a share of our common stock as reported by the American Stock Exchange on November 18, 2002 in accordance with Rules 457(c) and 457(h) promulgated under the Securities Act.

                               ------------------

        In accordance with the provisions of Rule 462 promulgated under the Securities Act, this registration statement will become effective upon filing with the Securities and Exchange Commission.

                               ------------------

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information. *


     * Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference.

     The following documents that we have previously filed with the SEC are incorporated by reference in this registration statement:

     o    our annual report on Form 10-K for the fiscal year ended December 31,
          2001

     o our quarterly reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

     o our current report on Form 8-K dated April 5, 2002 and filed with the SEC on April 8, 2002, as amended by Form 8-K/A filed with the SEC on April 22, 2002;

     o our current report on Form 8-K dated July 8, 2002 and filed with the SEC on July 11, 2002;

     o our current report on Form 8-K dated September 30, 2002 and filed with the SEC on October 2, 2002;

     o our current report on Form 8-K dated October 8, 2002 and filed with the SEC on October 9, 2002;

     o our definitive proxy statement for our annual meeting of shareholders held on November 6, 2002, filed with the SEC on October 3, 2002; and

     o the description of our common stock, par value $.0001 per share, contained in our registration statement on Form 8-A (No. 1-15799) filed with the SEC pursuant to Section 12(b) of the Securities Exchange Act of 1934, including any subsequent amendments or reports filed for the purpose of updating this description.

     All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all the securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the respective date of filing. Any statement contained in a document incorporated by reference in this registration statement will be modified or superseded for all purposes to the extent that a statement contained in this registration statement or in any other subsequently filed document which is incorporated by reference modifies or replaces the statement.


Item 4. Description of Securities.

     Our common stock is registered under Section 12(b) of the Exchange Act.


Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 607.0850 of the 1989 Business Corporation Act of the State of Florida empowers a Florida corporation to indemnify any person who was or is a party to any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability including any obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses (including counsel's fees) actually and reasonably incurred in connection with the proceeding and any subsequent appeals, if he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

     In the case of an action by or in the right of the corporation, Section
607.0850 empowers a corporation to indemnify any person who was or is a party to any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, in any of the capacities set forth above against expenses (including counsel's fees for the proceeding as well as for any appeal) and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of the proceeding or any subsequent appeals, if the person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any claim, issue, or matter as to which the person is adjudged to be liable to the corporation, indemnification is not permitted unless, and only to the extent that, the court in which the proceeding was brought, or any other court of competent jurisdiction, determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the court deems proper.

     Section 607.0850 further provides that a Florida corporation is required to indemnify a director, officer, employee, or agent against expenses (including counsel's fees) actually and reasonably incurred by the person in connection with defending any type of proceeding referred to above or in defending any claim, issue, or matter involved in the proceeding as to which the person has been successful on the merits or otherwise.

     Other than pursuant to a court order, a Florida corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct. The determination is to be made:

     o by the board of directors upon majority vote of a quorum consisting of directors who were not party to the proceeding;

     o if a quorum is not obtainable, or, even if obtainable, by majority vote of a committee consisting solely of two or more directors who are not parties to the proceeding at the time, duly designated by the board of directors (in which interested directors may participate);

     o by independent legal counsel selected by majority vote of the board of directors who were not party to the proceeding or a committee so designated by the board of directors; or

     o by shareholders upon majority vote of a quorum consisting of shareholders who were not parties to the proceeding or, if a quorum is not obtainable, by a majority vote of shareholders who were not parties to the proceeding.

     Any indemnification provided for by Section 607.0850 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled. A Florida corporation is entitled to make any other or further indemnification of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding his or her office. However, indemnification shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

     o a violation of criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;

     o a transaction from which the director, officer, employee or agent derived an improper benefit;

     o in the case of a director, a circumstance under which he is liable for an unlawful distribution; or

     o a willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     Indemnification provided for by Section 607.0850 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the person's heirs, executors, and administrators.

     A Florida corporation may also purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against liability under Section 607.0850.

     Article XI of our articles of incorporation, as amended, and Article VII of our bylaws provide for indemnification of our directors and officers to the fullest extent permitted by law, as now in effect or later amended. Article VII of our bylaws provides that expenses incurred by a director or officer in defending a civil or criminal action, suit, or proceeding may be paid by us in advance of a final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the advanced amount if he or she is ultimately found not to be entitled to indemnification.

     We may provide liability insurance for each of our directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers. We currently maintain this type of liability insurance.

     Additionally, we have entered into indemnification agreements with all of our directors and executive officers whereby we have agreed to indemnify, and advance expenses to, each indemnitee to the fullest extent permitted by applicable law. The indemnification agreements will continue until and terminate upon the later of (i) ten years after the date that the indemnitee has ceased to serve as a director or officer for us or (ii) the final termination of all pending proceedings in respect of which the indemnitee is granted rights of indemnification or advancement of expenses or any proceeding commenced by the indemnitee.

Item 7. Exemption from Registration Claimed.

     Not Applicable.


Item 8. Exhibits.


                                           Incorporated by
Exhibit                                      Reference              No. in
   No.     Description                      from Document          Document
--------   -------------                   --------------         -----------

  4.1      Ladenburg Thalmann Financial         A                 Exhibit A
           Services Inc. Qualified
           Employee Stock Purchase Plan

  5.1      Opinion of Graubard Miller           -                Filed Herewith

  23.1     Consent of                           -                Filed Herewith
           PricewaterhouseCoopers LLP

  23.2     Consent of Graubard Miller           -                      -
           (Included in Exhibit 5.1)

  24.1     Power of Attorney                    -                      -
           (Included on Signature page)

--------------

A. Definitive proxy statement filed with the SEC on October 3, 2002 relating to the annual meeting of shareholders held on November 6, 2002.

Item 9. Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the registration of the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 20th day of November, 2002.

                                    LADENBURG THALMANN FINANCIAL SERVICES INC.


                             By:    /s/ Victor M. Rivas
                                    -----------------------------------
                                    Name: Victor M. Rivas
                                    Title: President and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Howard M. Lorber, Richard J. Rosenstock, Victor
M. Rivas and Salvatore Giardina, and each of them, with full power to act without the others, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                       Title                               Date
---------                       -----                               ----

 /s/ Victor M. Rivas            President and                 November 20, 2002
---------------------------     Chief Executive Officer
Victor M. Rivas


 /s/ Salvatore Giardina         Vice President and            November 20, 2002
---------------------------     Chief Financial Officer
Salvatore Giardina              (and Principal Accounting
                                Officer)


 /s/ Henry C. Beinstein         Director                      November 20, 2002
---------------------------
Henry C. Beinstein


 /s/ Robert J. Eide             Director                      November 20, 2002
---------------------------
Robert J. Eide


 /s/ Richard J. Lampen          Director                      November 20, 2002
---------------------------
Richard J. Lampen

 /s/ Bennett S. LeBow           Director                      November 20, 2002
---------------------------
Bennett S. LeBow


 /s/ Howard M. Lorber           Director                      November 20, 2002
---------------------------
Howard M. Lorber


 /s/ Vincent A. Mangone         Director                      November 20, 2002
---------------------------
Vincent A. Mangone


 /s/ Richard J. Rosenstock      Director                      November 20, 2002
--------------------------------
Richard J. Rosenstock


 /s/ Mark Zeitchick             Director                      November 20, 2002
---------------------------
Mark Zeitchick

                                  EXHIBIT INDEX



                                           Incorporated by
Exhibit                                      Reference              No. in
   No.     Description                      from Document          Document
--------   -------------                   --------------         -----------

  4.1      Ladenburg Thalmann Financial         A                 Exhibit A
           Services Inc. Qualified
           Employee Stock Purchase Plan

  5.1      Opinion of Graubard Miller           -                Filed Herewith

  23.1     Consent of                           -                Filed Herewith
           PricewaterhouseCoopers LLP

  23.2     Consent of Graubard Miller           -                      -
           (Included in Exhibit 5.1)

  24.1     Power of Attorney                    -                      -
           (Included on Signature page)

--------------

A. Definitive proxy statement filed with the SEC on October 3, 2002 relating to the annual meeting of shareholders held on November 6, 2002.